Exhibit 5.1

April 14, 2020

Dave & Buster’s Entertainment, Inc.

2481 Mañana Drive

Dallas, Texas 75220

Registration Statement on Form S-3

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-3 (the “Registration Statement”) of Dave & Buster’s Entertainment, Inc., a Delaware corporation (the “Company”), filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of shares of common stock of the Company, par value $0.01 per share (the “Common Stock”). The shares of Common Stock are being registered for offering and sale from time to time as provided by Rule 415 under the Act.

In connection with the furnishing of this opinion, we have examined the original, or copies certified or otherwise identified to our satisfaction, of the Registration Statement.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and bylaws, as amended, of the Company as in effect on the date of this letter, and copies of resolutions of the board of directors of the Company relating to the issuance of the shares of Common Stock, and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the documents reviewed by us and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all such latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

We have also assumed that (i) the issuance, sale, number or amount, as the case may be, of the shares of Common Stock to be offered from time to time will be duly authorized and established, in accordance with the organizational documents of the Company and the laws of the State of Delaware and (ii) the shares of Common Stock will be issued, delivered and paid for as contemplated by the Registration Statement and the applicable prospectus supplement.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that upon due authorization by the Company of the issuance and sale of shares of Common Stock, such shares of Common Stock will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the Delaware General Corporation Law. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP